PURCHASE AGREEMENT

This Purchase Agreement (this "Agreement") is made and entered into as of the ~~23rd~~ 3rd day of ~~September~~ October, 2017, between Parker-Hannifin Corporation, an Ohio corporation ("Seller") and Corix Bioscience, Inc., a Wyoming corporation ("Buyer"). The parties agree as follows:

1. Definitions. As used in this Agreement, the terms set forth below shall have the following meanings:

"Adjustment Time" means 11:59 p.m. of the day immediately prior to the Closing.

"Affiliate" means any Person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person, or (b) which controls directly or indirectly through one or more intermediaries five percent (5%) or more of the voting securities or equity interests of which are held beneficially or of record by another Person. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities or equity interests, by contract, by family relationship or otherwise.

"Agreement" has the meaning set forth in the first paragraph of this Agreement.

"Buyer" has the meaning set forth in the first paragraph of this Agreement.

"Closing" means the date that the Deed is recorded in the Recorder's Office of the Consolidated Municipality of Carson City, Nevada.

"Closing Date" means the date of the Closing.

"Deed" means the Statutory Warranty Deed attached as Exhibit B.

"Default" means each of the events so designated in Section 17.1.

"Deposit" means the funds deposited into Escrow by Buyer pursuant to the terms of Subsection 5(a).

"Due Diligence Period" means the period commencing on the date of this Agreement and ending on the date thirty (30) days after such date.

"Escrow" means the escrow to be opened with the Escrow Holder.

"Escrow Holder" means First American Title Insurance Company, with an address of Skylight Office Tower, 1660 West Second Street, Suite 700, Cleveland, Ohio 44113 Attn: Rebecca Groetsch.

"Governmental Authority" means all governmental and quasi-governmental bodies and agencies, including, without limitation, any federal, state, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, judicial body or arbitrator (public or private), special taxing districts and public and private utilities.

"Improvements" means the building and related improvements on the Land.

"Inspections" has the meaning set forth in Subsection 8.3(c).

"Land" means the real property located in the Consolidated Municipality of Carson City, Nevada which is described in attached Exhibit A.

"Laws" means all federal, state and local laws, rules, regulations, ordinances and codes.

"Person" means any entity, whether an individual, trustee, corporation, partnership, joint stock company, trust, unincorporated organization, bank, business association or firm or otherwise.

"Property" means the Land and Improvements.

"Pre-Closing Environmental Condition" means any environmental conditions at the Property existing at the Property prior to the Closing. Pre-Closing Environmental Conditions do not include conditions or liabilities caused by the Buyer, affiliates of Buyer, or a third party after the Closing or conditions or liabilities suffered by the Buyer as a result of knowingly or negligently contributing to or exacerbating an Pre-Closing Environmental Condition. Seller shall have no liability for any Pre-Closing Environmental Condition if written notice thereof is not delivered to Seller on or before twelve (12) months after the Closing Date.

"Purchase Price" means the purchase price for the Property specified in Section 4.

"Seller" has the meaning set forth in the first paragraph of this Agreement.

"Seller's Broker" shall mean John Uhart Commercial Real Estate

"Title Company" means First American Title Insurance Company, with an address of Skylight Office Tower, 1660 West Second Street, Suite 700, Cleveland, Ohio 44113 Attn: Rebecca Groetsch.

"Title Policy" means the policy of title insurance described in Subsection 7.2.

"Title Report" has the meaning set forth in Subsection 7.1.

2. Recitals.

2.1 Desires of Parties. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Property.

3. Purchase and Sale of Property. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property on the terms and subject to the conditions set forth in this Agreement.

4. Purchase Price. The purchase price for the Property shall be One Million Three Hundred Thousand Dollars ($1,300,000.00) (the "Purchase Price"), subject to adjustment as provided in Section 10.

5. Payment of Purchase Price. The Purchase Price shall be payable by Buyer as follows:

(a) Deposit. Within one (1) day of the opening of Escrow, Buyer shall deposit into Escrow cash or other immediately available funds in the amount of Fifty Thousand Dollars ($50,000.00) (the "Deposit"). The Deposit shall be held by Escrow Holder in an interest-bearing account on terms and subject to conditions acceptable to Seller and Buyer and all interest earned on the Deposit shall be disbursed to the Person to whom the deposit is disbursed under the terms of this Agreement. The Deposit (i) is material consideration for Seller's agreement to enter into the Agreement, (ii) except as otherwise provided in this Agreement, shall be nonrefundable, and (iii) shall be applicable to the Purchase Price as provided in Subsection 5(b), if Escrow closes.

(b) Balance. On or before one (1) business day prior to the Closing, Buyer shall deposit into Escrow cash or other immediately available funds in an amount equal to the Purchase Price, less the Deposit, and subject to adjustment as provided in Section 10 ("Closing Payment").

6. Conveyance by Deed. At the Closing, Seller shall convey the Property to Buyer by the Deed, subject to (a) real property taxes and assessments not then delinquent, b) matters of title of record (including, without limitation, covenants, conditions, restrictions, easements, rights, rights-of-way, liens and encumbrances), (c) matters of title not of record (including, without limitation, those which are apparent or ascertainable by an inspection or survey of the

Property), and (d) matters affecting the condition of title to the Property suffered or created by or with the written consent of Buyer. Neither title to nor possession of the Property shall pass to Buyer until the Closing.

7. Buyer's Review of Title and Title Insurance.

7.1 Buyer's Review of Title. Seller shall use reasonable efforts to cause the Title Company to prepare and deliver to Buyer, within fifteen (15) days after the date of this Agreement, a current preliminary title report with respect to the Property ("Title Report") and copies of all documents reflected as exceptions in the Title Report. Buyer may, at Buyer's sole cost and expense, within fifteen (15) days following the date of this Agreement, obtain a survey of the Property (the "Survey"). The Survey, Title Report and such documents shall be referred to collectively in this Subsection as the "Title Documents." Buyer shall have ten (10) days after receipt of all of the Title Documents ("Buyer's Notice Date") within which to give Seller and Escrow Holder written notice ("Buyer's Notice") of Buyer's disapproval of any matters of title affecting the Property other than those set forth in items (a), (c) and (d) of Section 6 (such matters of title to be approved by Buyer being referred to in this Agreement as the "Title Matters") whether or not set forth in the Title Report. The failure of Buyer to give Buyer's Notice shall be deemed to constitute Buyer's approval of all of the Title Matters (including, without limitation, those set forth in the Title Report). In the event of Buyer's disapproval of any of the Title Matters and within five (5) days after Seller's receipt of Buyer's Notice, Seller shall give Buyer written notice ("Seller's Notice") of any disapproved Title Matters which Seller will attempt to eliminate as exceptions from Buyer's Title Policy. Prior to the Closing, Seller shall use reasonable efforts to eliminate, at its sole cost and expense, all such disapproved Title Matters set forth in Seller's Notice from Buyer's Title Policy. If Seller's Notice does not include all Title Matters disapproved by Buyer, or if Seller fails to deliver Seller's Notice, Buyer shall have the right to (i) terminate this Agreement in accordance with the terms of Subsection 8.6, or (ii) acquire the Property subject to the disapproved Title Matters not included within Seller's Notice. Such right shall be exercised by Buyer by giving either written notice of such termination ("Termination Notice") or written notice of such acquisition to Seller and Escrow Holder within five (5) days after Buyer's receipt of Seller's Notice (or, if Seller fails to deliver Seller's Notice, within fifteen (15) days after the date on which Buyer delivers Buyer's Notice to Seller). Buyer's failure to give the Termination Notice at the time and in the manner set forth in the preceding sentence shall be deemed to constitute Buyer's election to acquire the Property subject to the disapproved Title Matters not included within Seller's Notice. In no event shall Seller be liable to Buyer because Seller is unable to eliminate any disapproved Title Matters set forth in Seller's Notice after using reasonable efforts to do so.

7.2 Title Insurance. Seller, at Seller's expense, shall use reasonable efforts to cause the Title Company to issue or commit to issue to Buyer at the Closing, an ALTA form Owner's Title Insurance Policy ("Title Policy") with liability equal to the Purchase Price and showing title to the Property vested in Buyer, subject only to (a) the matters specified in items (a), (c) and (d) of Section 6, (b) the matters of title to the Property which are approved or deemed

to have been approved by Buyer pursuant to Subsection 7.1, and (c) the printed exclusions to coverage contained in the Title Policy.

8. Escrow and Conditions.

8.1 Opening of Escrow and Escrow Instructions. Buyer and Seller promptly shall cause Escrow to be opened for the consummation of the transactions contemplated by this Agreement by delivering a fully executed copy of this Agreement to the Escrow Holder. This Agreement shall constitute instructions to the Escrow Holder with respect to such transactions. The Escrow Holder immediately shall notify Buyer and Seller of the date of opening of Escrow. Buyer and Seller shall execute such additional escrow instructions as reasonably may be required to consummate the transactions contemplated by this Agreement and as Buyer and Seller may mutually approve.

8.2 Closing. For purposes of this Agreement, the Closing shall be deemed to be the date that the Deed is recorded in the Recorder's Office of Carson City; provided that the Closing shall occur no later than five (5) days after the Due Diligence Period ends, unless mutually agreed to in writing by Seller and Buyer.

8.3 Buyer's Conditions to Closing. The Closing and Buyer's obligations to close under this Agreement are subject to the satisfaction or waiver, not later than the Closing (unless otherwise provided), of the following conditions and certain of the obligations of the parties with respect to such conditions are as follows:

(a) Seller's Representations. Seller's representations and warranties set forth in Section 14 shall be true and correct as of the Closing.

(b) Seller's Deliveries and Default. Seller shall have delivered to Buyer and Escrow Holder all funds and documents required to be delivered by Seller to Buyer and Escrow Holder, respectively, pursuant to the terms of this Agreement, and Seller shall not be in Default under the terms of this Agreement and no event shall have occurred which would constitute a Default by Seller under the terms of this Agreement but for the requirement that notice be given or time elapse or both.

(c) Feasibility and Inspections. Not later than the last day of the Due Diligence Period, Buyer shall have approved the results of any and all feasibility and other studies, inspections, appraisals, audits, tests, evaluations, investigations, surveys and reports of the Property (collectively, "Inspections") as Buyer may elect to make or obtain. Notwithstanding the foregoing, Buyer acknowledges and agrees that the term "Inspections" shall not include any environmental inspections, investigations, evaluations or reports of any kind regarding the environmental condition of the Property, including without limitation, any Phase I or Phase II environmental investigations. The failure of Buyer to notify Seller in writing during the Due Diligence Period of Buyer's disapproval of the results of the Inspections shall be deemed

to constitute Buyer's approval of such results. The cost of any such Inspections shall be borne by Buyer. Buyer understands and agrees that Buyer's right to make or obtain Inspections requiring entry on the Property is subject to the terms of Subsection 16.1 and Subsection 16.2 entitled "Confidentiality".

(d) Buyer's Title Insurance. The Title Company shall have issued, or committed in writing to Buyer's reasonable satisfaction to issue, the Title Policy to Buyer in compliance with the requirements of Subsection 7.2.

8.4 Seller's Conditions to Closing. The Closing and Seller's obligations to close under this Agreement are subject to the satisfaction or waiver, not later than the Closing (unless otherwise provided), of the following conditions and certain of the obligations of the parties with respect to such conditions are as follows:

(a) Buyer's Representations. Buyer's representations and warranties set forth in Section 13 shall be true and correct as of the Closing.

(b) Buyer's Deliveries and Default. Buyer shall have delivered to Seller and Escrow Holder all funds and documents required to be delivered by Buyer to Seller and Escrow Holder, respectively, pursuant to the terms of this Agreement, and Buyer shall not be in Default under the terms of this Agreement and no event shall have occurred which would constitute a Default by Buyer under the terms of this Agreement but for the requirement that notice be given or time elapse or both.

8.5 Cooperation Regarding Conditions. Neither Seller nor Buyer shall act or fail to act for the purpose of permitting or causing any condition to fail. Each party shall cooperate with the other party, at the written request of the other party, in the other party's efforts with respect to the satisfaction of the conditions; provided, however, that the reasonable costs of such cooperation shall be borne by the party making the request.

8.6 Failure of Conditions to Closing. If any of the conditions set forth in Subsections 8.3 or 8.4 are not satisfied for a reason other than the Default of Buyer or Seller under this Agreement, and not waived:

(a) This Agreement, Escrow and the rights and obligations of Buyer and Seller shall terminate, except as otherwise provided in this Agreement.

(b) If Escrow fails to close because the conditions set forth in Subsection 8.3(a)-(d) are not satisfied and not waived, the nonsatisfaction of the conditions shall be treated as a Default by Seller and the terms of Subsection 17.3 shall be applicable and shall control.

(c) If Escrow fails to close because the conditions set forth in Subsection 8.4(a) or Subsection 8.4(b) are not satisfied and not waived, the nonsatisfaction of the conditions shall be treated as a Default by Buyer and the terms of Subsection 17.2 shall be applicable and shall control.

(d) Subject to the foregoing terms, Escrow Holder is instructed promptly to return to Seller and Buyer all remaining funds and documents deposited by them, respectively, into Escrow which (i) are held by Escrow Holder on the date of such termination and (ii) were not required by the terms of this Agreement to have been disbursed prior to the date of termination (unless the party entitled to such funds is required to pay cancellation and other charges under the following Subsection 8.7, in which case the Escrow Holder shall deduct the amount of such charges from the funds to which such party is entitled).

8.7 Cancellation Fees and Expenses. If Escrow terminates because of the nonsatisfaction of the conditions set forth in Subsection 8.3(a)-(d), the payment of the cancellation and other charges required to be paid by and to Escrow Holder and the Title Company shall be governed by Subsection 17.3. If Escrow terminates because of the nonsatisfaction of the conditions set forth in Subsection 8.4(a) or Subsection 8.4(b), the payment of the cancellation and other charges required to be paid by and to Escrow Holder and the Title Company shall be governed by the terms of Subsection 17.2. If Escrow terminates because any of the other conditions set forth in Subsections 8.3 or 8.4 are not satisfied for a reason other than the Default of Buyer or Seller under this Agreement, Buyer and Seller shall each be responsible for the payment of one-half of the cancellation and other charges required to be paid by and to the Escrow Holder and the Title Company.

9. Closing Costs. As of the Closing Date, the following shall be paid by Seller: (a) fifty percent (50%) of the cost of the Title Policy; (b) the documentary transfer taxes; (c) commission to Seller's Broker; and (d) one-half of the escrow fee of Escrow Holder. As of the Closing Date, the following shall be paid by Buyer: (a) the Survey, if any; (b) the cost of recording the Deed; (c) fifty percent (50%) of the cost of the Title Policy; (d) the cost of any title policy endorsements, if any, in excess of the Title Policy; and (e) one-half of the escrow fee of Escrow Holder.

10. Adjustments. Escrow Holder shall prorate real property taxes as of the Adjustment Time, based upon the latest available tax bills. The net amount resulting from the prorations provided for in this Section 10 and the allocation of Closing costs in accordance with Section 9 shall be added to (if such net amount is in Seller's favor) or deducted from (if such net amount is in Buyer's favor) the funds to be delivered to Escrow Holder by Buyer in payment of the Purchase Price, except that, at Seller's election, if such net amount of prorations and adjustment is in Buyer's favor, the same shall be paid by Seller to Buyer concurrently with the Closing by Seller depositing the net amount into Escrow by Federal funds wire transfer or other form of immediately available funds. Any such adjustments not determinable at the Closing shall be paid by Buyer to Seller, or by Seller to Buyer, as the case may be, as soon as practicable

following the Closing Date when such adjustments can be determined, as more specifically provided in this Section 10.

11. Deliveries to Escrow Holder.

11.1 Deliveries by Seller. Prior to the Closing (unless otherwise provided), Seller shall deposit the following documents into Escrow:

(a) Deed. The Deed, duly executed by Seller, notarized and in recordable form.

(b) FIRPTA. A certification as to the nonforeign status of Seller, completed and executed by Seller.

(c) Closing Statement. A Closing Statement, prepared by the Escrow Holder, in form and substance mutually satisfactory to Buyer and Seller (the "Closing Statement).

11.2 Deliveries by Buyer. Prior to the Closing (unless otherwise provided), Buyer shall deposit the following documents into Escrow:

(a) Closing Payment. The Closing Payment.

(b) Proof of Authority. Evidence reasonably satisfactory to the Title Company respecting the due organization of Buyer and the due authorization and execution by Buyer of this Agreement and the documents required to be delivered hereunder.

(c) Closing Statement. A counterpart of the Closing Statement, duly executed by Buyer.

12. Disbursements and Other Actions by Escrow Holder. On the Closing Date, Escrow Holder promptly shall undertake all of the following:

(a) Disburse all funds deposited with Escrow Holder by Buyer in payment of the Purchase Price, as the same may be adjusted pursuant to Section 10, as follows:

(i) If, as a result of the adjustments and prorations under Section 10, amounts are to be charged to the account of Seller, deduct the total amount of such charges and pay and credit as appropriate the amount of such charges to Buyer.

(ii) Deduct all items chargeable to Buyer under Section 10 and pay the amount of such items to the Persons entitled to such items.

(iii) Disburse the remaining balance of the funds to Seller, or in accordance with Seller's written instructions, promptly upon the Closing.

(b) Cause the Deed to be recorded in the Official Records of the Recorder's Office in Carson City, Nevada.

(c) Prepare and deliver to each of Buyer and Seller one conformed copy of the Deed.

(d) Deliver to Buyer the certification deposited into Escrow by Seller pursuant to Subsection 11.1(b).

(e) Cause the Title Company to issue the Title Policy to Buyer.

13. Buyer's Representations and Warranties. Buyer represents and warrants to Seller as follows:

(a) No approval or consent not previously obtained by any Person is necessary in connection with the execution of this Agreement by Buyer or the performance of Buyer's obligations under this Agreement, except as otherwise provided in Subsection 16.1.

(b) Neither this Agreement nor anything provided to be done under this Agreement violates or shall violate any contract, document, understanding, agreement or instrument to which Buyer is a party or by which he may be bound.

(c) The Agreement constitutes the legally valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principals relating to or limiting the rights of creditors generally.

(d) No broker, salesman or finder has been engaged by Buyer in connection with the transactions contemplated by this Agreement.

Each of the foregoing representations and warranties shall be, and Buyer shall cause them to be, true on and as of the Closing as though made at those times. The representations and warranties of Buyer in this Section shall survive the Closing Date for one (1) year.

14. Seller's Representations and Warranties.

14.1 Representations and Warranties. Seller represents and warrants to Buyer as follows:

(a) Seller has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement. Those individuals executing this Agreement on behalf of Seller have the right, power, legal capacity and authority to enter into this Agreement on behalf of Seller.

(b) No approval or consent not previously obtained by any Person is necessary in connection with the execution of this Agreement by Seller or the performance of Seller's obligations under this Agreement.

(c) Neither this Agreement nor anything provided to be done under this Agreement violates or shall violate any contract, document, understanding, agreement or instrument to which Seller is a party or by which it may be bound.

(d) The Agreement constitutes the legally valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principals relating to or limiting the rights of creditors generally.

(e) No broker, salesman or finder has been engaged by Seller in connection with the transactions contemplated by this Agreement, except the Seller's Broker, whose fee shall be paid solely by Seller.

Each of the foregoing representations and warranties shall be, and Seller shall cause them to be, true on and as of the Closing as though made at those times. The representations and warranties of Seller in this Section shall survive the Closing Date for one (1) year.

15. Limitations.

15.1 Examination. Buyer acknowledges and agrees that Buyer is very familiar with the Property and has examined and approved or will examine and approve prior to the last day of the Due Diligence Period all things concerning the Property which Buyer deems material to the transactions contemplated by this Agreement, including, but not limited to, condition of or title to the Property , topography and geology of the Property, drainage, climate, air, condition of title to the Property, compliance of the Property and its use with applicable Laws, compliance of the Property with covenants, conditions and restrictions (whether or not recorded), dimensions of and availability and capacity of utilities and sanitary facilities (including, without limitation, water and sewer connections) for the Property, suitability of the Property for intended use, feasibility of use of the Property, the impact and consequences of any further development of the Property on the environment and on archaeological and historical resources and zoning. Buyer acknowledges and agrees that its examination included or will include prior to the last day of the

Due Diligence Period, without limitation, such audits, evaluations, appraisals, inspections, investigations, studies and tests as Buyer deemed necessary.

15.2 As-Is Purchase. Buyer acknowledges and agrees that (a) it is purchasing the Property "as is" in its condition existing as of the Closing Date (including, without limitation, subject to all latent and patent defects) and based on its own inspections, investigation and evaluation, (b) neither Seller, nor any agent or other representative of Seller has made any representation or warranty, express, implied or statutory, concerning the Property or which induced Buyer to execute this Agreement, except as set forth in Section 14, and no such agent or representative is authorized to make any such representation or warranty; and (c) all such representations and warranties are expressly disclaimed by Seller.

15.3 No Liability. Without limiting the generality of the foregoing, Buyer agrees that Seller shall not have any liability, obligation or responsibility of any kind with regard to: (a) the content or accuracy of any appraisal, study, survey, report, opinion or conclusion of any engineer or other Person with respect to the Property; (b) the content or accuracy of any material given to Buyer by Seller, or any agent or other representative of Seller or reviewed by Buyer with respect to the Property; (c) the condition of or title to the Property; (e) the current or future use or nonuse of the Property; or (f) the number, type or nature of any conditions or restrictions that may be placed on the Property by the Governmental Authorities.

15.4 Release. Buyer, for itself and its Affiliates, successors and assigns (Buyers and its Affiliates, successors and assigns being referred to in this Subsection 15.4 collectively as "Releasing Parties") hereby fully and forever releases and discharge Seller and its Affiliates, agents, trustees, directors, shareholders, partners, employees, officers, consultants, representatives, attorneys, successors and assigns of and from any and all past, present and future claims, damages, losses, warranties (express or implied), debts liabilities, obligations, costs, expenses, demands and causes of action of any kind of nature, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, fixed or contingent, matured or unmatured (collectively, "Claims") that the Releasing Parties or any of them have or may have or may claim to have in any way arising out of, relating to or connected with (a) any latent or patent defect in the Property, or (c) any other matters set forth in Subsection 15.1.

16. Additional Rights and Obligations.

16.1 Entry on Property. During the term of this Agreement, Buyer and its representatives and designees shall have the right to enter upon the Property upon advance notice to Seller at any reasonable time, at its own cost and expense entirely, for the purpose of conducting any Inspections that Buyer may elect to make or obtain in connection with its purchase of the Property if, and only if, the plans for any Inspection first have been delivered to and approved by Seller, which approval may be withheld in the sole and absolute discretion of Seller, and (b) each entry and Inspection is made strictly in accordance with the terms of each consent and any plans approved by, and/or agreements with, Seller, in compliance with all

applicable Laws. Buyer shall repair any damage resulting from entry on the Property and/or the performance of such Inspections. In addition, Buyer shall not suffer or permit to be enforced against the Property any mechanics', laborers' materialmen's, contractors', subcontractors' or other liens or claims arising out of any entry on or use of the Property by Buyer or its guest, invitees, employees, agents or contractors. Buyer shall pay all of such liens and claims before any action is brought to enforce the same against the Property. Seller shall have the right to post and maintain the Property such notices of non-responsibility as desired by Seller or as may be provided by Law.

16.2 Confidentiality. As used in this Subsection, the term (a) "Information" means the terms of the transactions contemplated by this Agreement, the results of the Inspections and any other information concerning the Property or Seller (including, without limitation, analyses, compilations, studies and other documents) furnished to or otherwise obtained by Buyer in connection with such transactions and (b) "Representatives" means Buyer's Affiliates, employees, investors, potential financing sources, attorneys and other consultants used by Buyer in connection with the transactions; provided, however, the term Information does not include any portions of the Information that are or become known or generally available to the public other than as the result of an unauthorized disclosure by Buyer or the Representatives. Except as otherwise required by Law, the Information shall be kept confidential and shall not without Seller's prior written consent, be disclosed by Buyer to any third party except the Representatives. Buyer shall cause the Representatives to whom it discloses Information to keep the Information confidential and not further disclose it to any third party, except as may otherwise be required by Law.

16.3 Disclosure by Buyer. In the event of a termination of this Agreement for any reason, Buyer shall disclose to Seller in writing within ten (10) days after the date of termination any information of which Buyer is or becomes aware which has or may have a material and adverse effect upon the use, development, sale or other disposition of the Property. Buyer shall instruct all of its consultants who are hired or retained by Buyer in connection with the transactions contemplated by this Agreement to disclose all such information to Seller.

17. Default.

17.1 Events of Default. The occurrence of any one or more of the following events before the Closing shall constitute a Default by a party under this Agreement:

(a) As to Buyer, the failure of Buyer to perform any obligations of Buyer set forth in Section 5, and as to either party, the failure of the party to perform any other obligation set forth in this Agreement on its part to be performed if the failure should continue uncured for a period of ten (10) days (or to the Closing Date if such date occurs before the expiration of the ten (10) day period) after written notice is given to the party of the occurrence of the failure; provided, however, that the failure shall not be deemed to have occurred if the failure is a nature that reasonably requires more than thirty (30) days to cure, is capable of being

fully cured before the Closing and the party is proceeding continuously and diligently to cure the failure and does cure the failure before the Closing; or

(b) Any representation or warranty made by the party in this Agreement proves to have been incorrect as of the date made or as of any other date on which the representation and warranty was required by the terms of this Agreement to be true.

17.2 DEFAULT BY BUYER. SELLER AND BUYER AGREE THAT THE AMOUNT OF DAMAGES TO SELLER IN THE CASE OF BUYER'S DEFAULT ON OR BEFORE THE CLOSING DATE SET FORTH IN SUBSECTION 8.2 WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX. THEREFORE, BUYER AND SELLER AGREE THAT IF BUYER DEFAULTS UNDER THIS AGREEMENT ON OR BEFORE THE CLOSING DATE:

(a) THIS AGREEMENT, ESCROW AND THE RIGHTS AND OBLIGATIONS OF BUYER AND SELLER UNDER THIS AGREEMENT SHALL TERMINATE, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT.

(b) SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN AS LIQUIDATED DAMAGES AND AS SELLER'S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER THE DEPOSIT AND ALL INTEREST EARNED ON THE DEPOSIT, WHICH AMOUNT THE ESCROW HOLDER IS INSTRUCTED TO DISBURSE TO SELLER IMMEDIATELY AFTER THE DEFAULT. BUYER AND SELLER AGREE THAT THE FOREGOING AMOUNTS ARE REASONABLE ESTIMATES OF SELLER'S DAMAGES IN THE EVENT OF A DEFAULT BY BUYER UNDER THIS AGREEMENT AT THE TIMES STATES.

(c) ESCROW HOLDER IS INSTRUCTED PROMPTLY TO RETURN TO BUYER AND SELLER ALL REMAINING FUNDS AND DOCUMENTS DEPOSITED BY THEM, RESPECTIVELY, INTO ESCROW WHICH (i) ARE HELD BY ESCROW HOLDER ON THE DATE OF TERMINATION AND (ii) WERE NOT REQUIRED BY THE TERMS OF THIS AGREEMENT TO HAVE BEEN DISBURSED PRIOR TO THE DATE OF TERMINATION (LESS IN BUYER'S CASE, HOWEVER, THE AMOUNT OF ANY CANCELLATION AND OTHER CHARGES REQUIRED TO BE PAID BY AND TO ESCROW HOLDER AND THE TITLE COMPANY FOR WHICH CHARGES BUYER SHALL BE RESPONSIBLE).

17.3 Default by Seller. If Seller shall Default under any of the terms of this Agreement before the Closing Date, Buyer's sole remedy shall be to terminate this Agreement by giving written notice of such termination to Seller and Escrow Holder. Upon the giving of such notice:

(a) This Agreement, Escrow and the rights and obligations of Buyer and Seller under this Agreement shall terminate, except as otherwise provided in this Agreement.

(b) Escrow Holder is instructed promptly to return to Buyer and Seller all funds and documents deposited by them, respectively, into Escrow which (i) are held by Escrow Holder on the date of termination, and (ii) were not required by the terms of this Agreement to have been disbursed prior to the date of termination (less in Seller's case, however, the amount of any cancellation and other charges required to be paid by and to Escrow Holder and the Title Company, for which charges Seller shall be responsible).

18. Indemnification.

18.1 Indemnification of Buyer. Seller agrees to indemnify, hold harmless, defend and protect Buyer, against any and all claims, demands, liabilities, obligations, damages, causes of action, judgments, losses, costs and expenses (including, without limitation, reasonable attorneys' fees) which Buyer may incur or suffer by reason of or in connection with any breach of any of Seller's representations or warranties contained in this Agreement.

18.2 Indemnification of Seller. Except as set forth in Section 18.3 hereof, Buyer agrees to indemnify, hold harmless, defend and protect Seller, against any and all claims, demands, liabilities, obligations, damages, penalties, causes of action, judgments, losses, costs, and expenses (including, without limitation, reasonable attorneys' fees), whether direct, indirect or consequential, which Seller may incur or suffer by reason of or in connection with (a) the Property whether occurring before or after the Closing, (b) any breach of or failure of Buyer to perform any of Buyer's representations, warranties, or covenants contained in this Agreement, or (c) the exercise by Buyer of any rights set forth in this Agreement (including, without limitation, the entry by Buyer or Buyer's representatives or designees on the Property).

18.3 Environmental Indemnification of Seller.

(a) Seller shall defend, indemnify and hold Buyer harmless from any losses, claims or liabilities arising from any Pre-Closing Environmental Condition. Seller shall have no liability for any Pre-Closing Environmental Condition if written notice thereof is not delivered to Seller on or before twelve (12) months after the Closing Date.

(b) After the Closing Date, the Buyer shall not initiate, permit or allow any investigation or assessment of the condition of the soil, soil gas, surface water, sediment or groundwater or carry out any remediation on or inform anyone of the condition of the Property for the purpose of establishing the existence of any Pre-Closing Environmental Condition unless required to do so pursuant to (a) the non-discretionary requirements of applicable environmental laws, (b) a judgment rendered in favor of a third party, (c) the order or decree of or enforcement action brought by any Governmental Authority, or (d) activities necessary (based upon the

written opinion of counsel delivered to Seller) to obtain permits under or correct violations of applicable environmental laws which may be required for continued use of the Property (which shall specifically not include any investigation or assessment undertaken for purposes of establishing the existence of an Pre-Closing Environmental Condition). Seller shall have no liability for Pre-Closing Environmental Conditions identified as a result of a violation of this Section.

(c) Seller shall have no liability for Pre-Closing Environmental Conditions beyond that reasonably necessary to (a) comply with applicable environmental laws to ensure continued operations at the Property as the same were conducted as of Closing, (b) prevent an imminent and substantial endangerment to human health or the environment as those terms are defined in applicable environmental laws, or (c) satisfy the non-discretionary requirement of any judgment, order, notice or decree of a Governmental Authority.

(d) Seller shall have, at its option, sole administrative management responsibility with respect to all Pre-Closing Environmental Conditions. Seller shall determine the manner of resolution of, and shall otherwise control the management and implementation of the defense, response, proceedings or settlement of any Pre-Closing Environmental Conditions. The Buyer shall not initiate communications with any Governmental Authority with respect to any Pre-Closing Environmental Condition except (i) as required by applicable environmental laws, or (ii) as necessary to prevent an imminent and substantial endangerment to human health or to the environment as those terms are defined in applicable environmental laws; provided, that the Buyer shall be permitted to conduct day-to-day communications required with Governmental Authorities in the ordinary course of the Buyer's business unrelated to any Pre-Closing Environmental Condition.

(e) Buyer hereby grants to Seller, its employees, representatives, agents and contractors the right to enter upon the Property at reasonable times and upon reasonable advance notice for the purpose of conducting investigations or remediation activities on the Property. Seller shall utilize commercially reasonable efforts to avoid unreasonable interference with the business operations of the Buyer at the Property. With respect to the Property, as part of the remedial measures, Seller shall be permitted to place recorded deed restrictions thereon limiting its use and the Buyer agrees to execute any and all documents evidencing such restrictions consistent with the terms hereof.

(f) Seller shall have fulfilled its indemnification obligations with respect to the Pre-Closing Environmental Conditions upon the issuance of a written "no further action" determination by appropriate Governmental Authorities or, if such document is not reasonably or customarily obtainable from a Governmental Authority, the opinion of an independent mutually agreeable environmental professional that no further remedial action is required.

18.4 No Waiver. Consummation of the transactions under this Agreement shall not be deemed or construed to be a waiver of any right or remedy of any party, nor shall this Section 18 or any other provision of this Agreement be deemed or construed to be a waiver of any right, remedy, or ground of defense, except as otherwise may be provided in this Agreement.

18.5 Inapplicability of Section. The terms of this Section 18 shall not be applicable to Buyer in the event of a termination of this Agreement before the Closing under Subsection 17.2, except with respect to Buyer's obligations under Subsection 16.1, Subsection 16.2, Subsection 16.3, and Subsection 21.1.

19. Casualty Loss. If the Improvements are substantially damaged prior to closing, Seller shall promptly notify Buyer, in writing of such damage. Within ten (10) days of Buyer's receipt of Seller's notice Buyer may, at Buyer's option, terminate this Agreement pursuant to Section 20 below. If Buyer does not terminate this Agreement within said ten (10) day period, the Parties shall fully perform their obligations under this Agreement, and Seller shall assign to Buyer all of Seller's rights to all insurance proceeds which Seller is entitled to receive on account of such casualty loss to the Improvements. If, prior to the close of Escrow, the Improvements on the Property are damaged less than substantially, Seller shall repair such damage, and the Parties shall proceed pursuant to the provisions of this Agreement with the Date of Closing extended for a period of time not to exceed ninety (90) days if necessary to allow Seller to affect the repair. For purposes of this Section 19 the term "substantially damaged" shall mean damage that requires repairs which cost more than 10% of the Purchase Price. At the request of either Party, the Parties shall engage a real estate appraiser licensed in the State of Nevada to determine the cost of repairing damage to the Property. Buyer shall select the appraiser from a list of three appraisers which Seller shall prepare and deliver to Buyer within five (5) business days of the occurrence of damage to the improvements located on the Property. Each Party shall pay one-half of the appraiser's fee.

20. Condemnation. If a public or private entity with the power of eminent domain commences condemnation proceedings against more than 10% of the Property, Seller shall promptly notify Buyer, and Buyer may, at Buyer's sole option, terminate this Agreement upon written notice to Seller. Buyer has ten (10) days from Buyer's receipt of Seller's notice to Buyer to exercise Buyer's termination right. If Buyer does not terminate this Agreement within said ten (10) day period, or if condemnation proceeding are instituted against less than 10% of the Property, the Parties shall fully perform their obligations under this Agreement, with no reduction in the Purchase Price, and Seller shall assign to Buyer, at the close of Escrow, all of Seller's right, title and interest in any award made or to be made in the condemnation proceedings. Seller shall not designate counsel, appear or otherwise act with respect to any such condemnation proceedings without Buyer's prior written consent unless Buyer fails to respond within seven (7) days to a request for such written consent.

21. General Provisions

21.1 Legal Fees. In the event of the bringing of any action or suit by either party against the other party by reason of any breach of any of the covenants, conditions, agreements, or provisions on the part of the other party arising out of this Agreement, the party in whose favor final judgment shall be entered shall be entitled to have and recover of and from the other party all costs and expenses of suit, including reasonable attorneys' fees or, in the event of any action to enforce this Agreement, the prevailing party shall be entitled to recover all of its costs and expenses of the action, including reasonable attorneys' fees, as determined by a court of competent jurisdiction.

21.2 Notices. All notices or other communication provided for under this Agreement shall be in writing, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or reputable overnight courier addressed to the person to receive such notice or communication at the following address and shall be effective upon receipt or refusal to accept delivery:

To Seller: Parker-Hannifin Corporation
6035 Parkland Boulevard
Cleveland, Ohio 44124-4141
Attention: Corporate Real Estate Manager
Email: KCannata@Parker.com
216-896-2285

To Buyer: Corix Bioscience, Inc.
34225 N. 27th Drive, Bldg 5, Ste. 238
Phoenix, Arizona 85085
Attention: Michael Ogburn
Email: M.Ogburn@Corixbioscience.com
Phone: 949-701-6911

Notice of change of address shall be given by written notice in the manner set forth in this subsection.

21.3 Survival upon Termination. Where the context shall require, the provisions of this Agreement shall survive the termination of this Agreement prior to the Closing.

21.4 Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, prior to the Closing, except as otherwise specifically provided herein, neither party to this Agreement shall assign or transfer this Agreement, the Property, or any interest, right, or obligation in this Agreement or the Property without the prior written consent of the other party, and any such assignment or transfer without such written consent shall be null and void. At any time prior to the Closing, Seller may, without the prior written consent of Buyer, transfer the

Property and all of its interests, rights and obligations hereunder to the Parker Foundation, an Ohio not-for-profit corporation.

21.5 Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter of the Agreement and supersedes any prior agreement, understandings, or negotiations. No addition or modification of any term or provision shall be effective unless set forth in writing and signed by both Seller and Buyer.

21.6 Time of Essence. Time is of the essence of each and every term, condition, obligation, and provision of this Agreement.

21.7 Counterparts. This Agreement may be executed in counterparts, (such counterparts may be in the form of a PDF), each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

21.8 Severability. If any portion of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal, or unenforceable, such portion shall be deemed severed from this Agreement, and the remaining parts of this Agreement shall remain in full force and effect, as fully as though such invalid, illegal, or unenforceable portion had never been part of this Agreement; provided, however, if the severance of the invalid, illegal, or unenforceable provision from the remaining parts of this Agreement affects any of the material economic benefits provided to the parties by this Agreement (if the severed provision was included in this Agreement), the parties agree, in lieu of the severed provision, there shall be added automatically as part of the remaining parts of this Agreement a legal and enforceable provision that when taken with the remaining parts of this Agreement provides the same material economic benefits as provided to the parties by this Agreement, if the severed provision was included in this Agreement.

21.9 Headings. Headings at the beginning of each section and subsection are solely for convenience of reference and are not a part of this Agreement.

21.10 Construction. Whenever the context of this Agreement requires the same, the singular shall include the plural and the masculine, feminine and neuter shall include the others. Without limitation, any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any number of the relevant class. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to Sections and Subsections are to this Agreement. All exhibits are incorporated in this Agreement by reference. The term "Agreement" includes such exhibits (as exhibits and, if appropriate, as subsequently executed agreements and instruments). If the day on which Buyer or Seller is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding business day. Any reference in this Agreement to an agreement or other instrument shall mean such agreement or instrument as it may from time to

time be supplemented, modified, amended, and extended in accordance with the terms of this Agreement. This Agreement is executed and delivered in the State of Nevada and shall be construed and enforced in accordance with, and governed by, the laws of the State of Nevada.

21.11 No Waiver. No waiver by a party of any Default by the other party under this Agreement shall be implied from any omission or delay by the nondefaulting party to take action on account of the Default if the Default persists or is repeated. Any waiver of any covenant, term, or condition contained in this Agreement must be in writing. Any such express written waiver shall not be construed as a waiver of any subsequent breach of the same covenant, terms, or condition, nor shall it affect any Default other than the Default expressly made the subject of the waiver. Any such express waiver shall be operative only for the time and to the extent stated in the waiver. The consent or approval by a party to or of any act by the other party shall not be deemed to waive or render unnecessary consent or approval to or of any subsequent act.

21.12 Relationship between Parties. Seller and Buyer agree that (a) the relationship between them is, is intended to be, and shall at all times remain, in connection with the transactions contemplated by this Agreement, that of seller and purchaser, and (b) neither party is, is intended to be, or shall be construed as a partner, joint venturer, alter ego, manager, controlling person, or other business associate or participant of any kind of the other party or any of its Affiliates and neither party intends to ever assume such status.

21.13 Third Parties Not Benefitted. This Agreement is made for the purpose of defining and setting forth certain rights and obligations of Buyer and Seller. It is made for the sole protection of Buyer and Buyer's successors and assigns, on the one hand, and Seller, Seller's successors and assigns, on the other hand. No other Person shall have any rights of any nature under or by reason of this Agreement.

21.14 Tax Free Exchange. Notwithstanding any terms in the Agreement to the contrary, Seller has the right to exchange the Property to qualify as a tax deferred exchange under the provisions of Section 1031 of the Internal Revenue Code (the "Code") and the Treasury Regulations thereunder. In the Agreement and in other agreements related to the Relinquished Property, use of the word "Seller" shall be deemed to mean "Exchangor." Buyer agrees to use reasonable efforts to cooperate with Exchangor with respect to the tax deferred exchange, including executing before Closing all documents required by Section 1031 of the Code and the Treasury Regulations thereunder, provided that: (a) Buyer incurs no additional cost or expense in connection with the exchange; (b) Exchangor agrees to indemnify and hold Buyer harmless from and against all liability arising out of its cooperation in effecting the exchange as requested by Exchangor, provided, however, that such indemnification shall in no way affect the rights of the Buyer under any other paragraph of the Agreement or in any other contract connected with the exchange of the Relinquished Property; and (c) Buyer shall have no liability with respect to the tax deferred exchange and shall not be required to purchase any property (the "Replacement Property"). Exchangor and Buyer acknowledge that all agreements solely in

connection with performing the Exchange shall be prepared at Exchangor's expense by Exchangor's counsel. Exchangor may assign its rights to the Agreement but not its obligations by an Assignment of Rights and Notice to be signed by Exchangor, a qualified intermediary chosen by Exchangor, and Buyer prior to Closing. On Exchangor's request, Buyer will sign the written Assignment referred to in this paragraph with the clear understanding that all obligations under the Agreement remain with Exchangor and that Exchangor shall directly deed the legal title to the property to Buyer.

21.15 Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Nevada. Additional information regarding radon and radon testing may be obtained from the Carson City health department.

[Signatures are on the following page(s)]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written

SELLER:
PARKER-HANNIFIN CORPORATION

By: [signature]
Printed name: Thomas C. Gentile
Title: VP Global Supply Chain

BUYER:
CORIX BIOSCIENCE, INC.

By: [signature]
Printed name: Michael Ogburn
Title: CEO

Accepted and agreed to this ~~23rd~~ 3rd* day of ~~September,~~ October, 2017

FIRST AMERICAN TITLE INSURANCE COMPANY

By: [signature]
Printed name: Rebecca V. Grentvig
Title: Commercial Escrow Officer

*as to my title and escrow duties RVG

Exhibit A

LOTS 51 AND 52, OF AMENDED CARSON CITY INDUSTRIAL AIRPARK, ACCORDING TO THE MAP THEREOF, FILED IN THE OFFICE OF THE COUNTY RECORDER OF CARSON CITY, STATE OF NEVADA, ON DECEMBER 14, 1971 IN BOOK 2 OF MAPS, PAGE 363, AS DOCUMENT 98759

Exhibit B